EXHIBIT 5.1

O L S H A N	1325 AVENUE OF THE AMERICAS ■ NEW YORK, NY 10019 TELEPHONE: 212.451.2300 ■ FACSIMILE: 212.451.2222

March 5, 2020
Remark Holdings, Inc.
3960 Howard Hughes Parkway, Suite 900
Las Vegas, Nevada 89169

Ladies and Gentlemen:
This opinion is being furnished in connection with the Registration Statement on Form S-3 (File No. 333-225448) (such registration statement, as amended at the time it became effective, the “Registration Statement”) relating to securities of Remark Holdings, Inc., a Delaware corporation (the “Company”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on June 5, 2018 under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus, dated June 12, 2018, as filed with the Commission as part of the Registration Statement (the “Base Prospectus”), and the prospectus supplement to the Base Prospectus, dated March 5, 2020 (such prospectus supplement, together with the Base Prospectus, the “Prospectus”), relating to the issuance and sale by the Company from time to time of shares of its common stock, $0.001 par value per share (the “Common Stock”), having an aggregate offering price of up to $30,000,000 (the “Purchase Shares”) and an additional 2,374,545 shares of Common Stock (the “Commitment Shares”, and together with the Purchase Shares, the “Shares”), pursuant to the Common Stock Purchase Agreement, dated as of March 3, 2020, by and between the Company and Aspire Capital Fund, LLC (the “Purchase Agreement”).
In connection with this opinion letter, we have examined the Purchase Agreement, the Registration Statement, the Prospectus, the Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated By-laws of the Company, together with all amendments thereto. In addition, we have examined and relied upon such corporate records of the Company, and have made such examination of law, as we have deemed necessary or appropriate for purposes of the opinions expressed below. As to certain factual matters, unless otherwise indicated, we have relied, to the extent we have deemed proper, on certificates of certain officers of the Company.
We have assumed the following for purposes of rendering the opinions set forth herein, without any verification by us:

(i)
The genuineness of all signatures, the legal capacity of all natural persons to execute and deliver documents, the authenticity and completeness of documents submitted to us as originals and the completeness and conformity with authentic original documents of all documents submitted to us as copies, and that all documents, books and records made available to us by the Company are accurate and complete.

(ii)
That the Purchase Agreement has been duly authorized, executed and delivered by each party thereto (other than the Company), that each such party (other than the Company) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and all jurisdictions where it is conducting business or otherwise required to be so qualified, that each such party (other than the Company) has full power, authority and legal right to enter into and perform the terms and conditions of the Purchase Agreement to be performed by it, that the representations and warranties of each such party as set forth in the Purchase Agreement when made were, and on the date hereof are, true and complete, and that the Purchase Agreement constitutes a legal, valid and binding obligation of each such party (other than the Company), enforceable against it in accordance with its terms.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor in the manner contemplated by the Prospectus and Purchase Agreement, will be validly issued, fully paid and non-assessable.
We are members of the Bar of the State of New York. We do not express any opinion as to the effect of any laws other than the laws of the State of New York and the General Corporation Law of the State of Delaware, and the federal laws of the United States of America, as in effect on the date hereof.
This letter speaks only at and as of its date and is based solely on the facts and circumstances known to us at and as of such date. We assume no obligation to revise or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in fact or law that may hereafter occur.
We hereby consent to the filing of this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act with the Commission as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the issuance and sale of the Shares and to the use of our name in the Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Olshan Frome Wolosky LLP
OLSHAN FROME WOLOSKY LLP